Exhibit 99.1

diaDexus, Inc. Appoints Dr. Oye Olukotun to Board of Directors

SOUTH SAN FRANCISCO, Calif., Aug. 2, 2013 — diaDexus, Inc. (OTCQB:DDXS), a company developing and commercializing proprietary cardiovascular products, today announced that its Board of Directors has appointed Adeoye (Oye) Y. Olukotun, M.D., M.P.H., F.A.C.C., F.A.H.A. as an independent director. Dr. Olukotun brings 35 years of medical experience to diaDexus, having worked in management positions across large pharmaceutical, biotechnology and major medical device companies. He currently serves as vice chairman of CardioVax, LLC and is an active board member for Nordion Inc.

“As a board certified cardiologist and experienced biotechnology and pharmaceutical company leader, Dr. Olukotun brings a unique mix of clinical, regulatory and commercial expertise in the cardiology space to diaDexus,” said Brian Ward, Ph.D., diaDexus’ president and chief executive officer. “His experience will be critical as we prepare to seek FDA clearance of our Activity test in the U.S. and begin developing a robust pipeline of cardiovascular diagnostic products.”

Dr. Olukotun is a board certified cardiologist who has been instrumental in the submission of many New Drug Applications, Premarket Authorization Applications and 510(k) Applications. Prior to CardioVax, a company that seeks to advance technologies in the treatment of cardiovascular disease caused by atherosclerosis, Dr. Olukotun was a co-founder and chief medical officer at VIA Pharmaceuticals, a biotechnology company focused on the treatment of cardiovascular and metabolic diseases. Prior to that, he was the chief medical officer and senior vice president of clinical and regulatory affairs at Esperion Therapeutics, a cardiovascular drug development company, until its acquisition by Pfizer. From 1996 to 2000, Dr. Olukotun was vice president of medical and regulatory affairs and chief medical officer of Mallinckrodt, Inc., a global pharmaceutical company. Dr. Olukotun holds a B.A. degree in chemistry from the University of North Carolina, a M.D. degree from Albert Einstein College of Medicine and a M.P.H. degree from Harvard University School of Public Health. He trained in cardiovascular diseases and did his fellowship at Mayo Clinic in Rochester, Minnesota.

“I am thrilled to be joining the diaDexus Board of Directors at a time when the company’s management team is executing on a new and robust business strategy to grow the market for the lipoprotein-associated phospholipase A2 diagnostic test which aids in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis,” Dr. Olukotun said. “I look forward to working with the company as it becomes a leader in the cardiovascular diagnostic field.”

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and is manufacturing the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

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Company Contacts:

diaDexus, Inc.

Brian E. Ward, Ph.D., CEO

Jean-Frédéric Viret, Ph.D., CFO

650-246-6400

investors.diadexus.com

Media and Investors:

BrewLife

Paul Laland

415-946-1071

plaland@brewlife.com